Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Record Third Quarter 2021 Net Income of $11.5 Million, $0.40 Diluted Earnings Per Common Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $11.5 million for the third quarter of 2021, a 4.7% increase over net income of $11.0 million for the second quarter of 2021, and a 60.4% increase over net income of $7.2 million for the third quarter of 2020. Net income per diluted common share for the third quarter of 2021 was $0.40, a 4.8% increase compared to $0.38 per diluted common share for the second quarter of 2021, and a 60.8% increase, compared to $0.25 per diluted common share for the same period in 2020.

“Bridgewater’s third consecutive quarter of record net income was highlighted by a continuation of our robust organic loan growth, as well as two capital raising transactions to support our ongoing growth plans,” said Chairman, Chief Executive Officer, and President, Jerry Baack. “Driven by expanded lending teams, strong brand penetration and M&A-related market disruption, we are generating consistent loan growth by providing our clients with our signature high-touch and responsive level of service. As a result, we have been able to drive continued revenue growth and maintain an adjusted efficiency ratio in the low 40% range, even as we make incremental investments in the business to support our broader growth strategy. With superb asset quality trends and successful subordinated debt and preferred stock issuances during the third quarter, we are well positioned to continue our unique growth story and drive shareholder value going forward.”

Third Quarter 2021 Financial Results

			Diluted	Nonperforming	Adjusted
ROA	PPNR ROA (1)	ROE	earnings per share	assets to total assets	efficiency ratio (1)
1.37%	2.09%	13.81%	$0.40	0.02%	41.5%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Third Quarter 2021 Highlights

●	Diluted earnings per common share were $0.40 for the third quarter of 2021, compared to $0.38 per common share for the second quarter of 2021. Adjusted diluted earnings per common share, a non-GAAP financial measure, were $0.41 for the third quarter of 2021, excluding a $582,000 loss, or $0.01 per common share, on the extinguishment of subordinated debt from the partial early redemption of $11.3 million of subordinated debentures issued in July 2017.

●	Annualized return on average assets (ROA) and annualized return on average shareholders’ equity (ROE) for the third quarter of 2021 were 1.37% and 13.81%, compared to ROA and ROE of 1.43% and 15.40%, respectively, for the second quarter of 2021. Annualized return on average tangible common equity, a non-GAAP financial measure, was 15.47% for the third quarter of 2021, compared to 15.58% for the second quarter of 2021.

●	Pre-provision net revenue (PPNR), a non-GAAP financial measure, was $17.5 million for the third quarter of 2021, an increase of 10.3%, compared to $15.9 million for the second quarter of 2021. PPNR ROA, a non-GAAP financial measure, was 2.09% for the third quarter of 2021, compared to 2.07% for the second quarter of 2021.

●	Gross loans increased $117.8 million in the third quarter of 2021, or 18.0% annualized, compared to the second quarter of 2021. Gross loans, excluding Paycheck Protection Program (PPP) loans, increased $162.7 million in the third quarter of 2021, or 25.9% annualized, compared to the second quarter of 2021.

●	Deposits increased $133.3 million in the third quarter of 2021, or 19.4% annualized, compared to the second quarter of 2021.

●	Net interest margin (on a fully tax-equivalent basis) was 3.54% for the third quarter of 2021, compared to 3.52% in the second quarter of 2021.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 41.5% for the third quarter of 2021, compared to 41.5% for the second quarter of 2021.

●	A loan loss provision of $1.3 million was recorded in the third quarter of 2021 to support strong organic loan growth. The allowance for loan losses to total loans was 1.43% at September 30, 2021, compared to 1.45% at June 30, 2021. The allowance for loan losses to total loans, excluding PPP loans, was 1.46% at September 30, 2021, compared to 1.50% at June 30, 2021.

●	Annualized net loan charge-offs (recoveries) as a percentage of average loans were 0.00% for the third quarter of 2021, compared to 0.00% for the second quarter of 2021.

●	Tangible book value per share, a non-GAAP financial measure, increased 3.9%, or $0.40, to $10.62 at September 30, 2021, compared to $10.22 at June 30, 2021.

Key Financial Measures

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Per Common Share Data
Basic Earnings Per Share	$0.41	$0.39	$0.25	$1.18	$0.77
Diluted Earnings Per Share	0.40	0.38	0.25	1.14	0.76
Adjusted Diluted Earnings Per Share (1)	0.41	0.38	0.25	1.16	0.80
Book Value Per Share	10.73	10.33	9.25	10.73	9.25
Tangible Book Value Per Share (1)	10.62	10.22	9.13	10.62	9.13
Basic Weighted Average Shares Outstanding	28,047,280	28,040,762	28,683,855	28,035,246	28,717,142
Diluted Weighted Average Shares Outstanding	29,110,547	29,128,181	29,174,601	29,077,850	29,300,763
Shares Outstanding at Period End	28,066,822	28,162,777	28,710,775	28,066,822	28,710,775

Selected Performance Ratios
Return on Average Assets (Annualized)	1.37%	1.43%	1.05%	1.42%	1.16%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.09	2.07	1.94	2.10	2.01
Return on Average Shareholders' Equity (Annualized)	13.81	15.40	10.84	14.95	11.57
Return on Average Tangible Common Equity (Annualized) (1)	15.47	15.58	10.98	15.69	11.73
Yield on Interest Earning Assets	4.14	4.17	4.30	4.20	4.53
Yield on Total Loans, Gross	4.65	4.56	4.73	4.65	4.91
Cost of Interest Bearing Liabilities	0.88	0.96	1.50	0.95	1.63
Cost of Total Deposits	0.48	0.54	0.87	0.53	1.03
Net Interest Margin (2)	3.54	3.52	3.28	3.55	3.41
Core Net Interest Margin (1)(2)	3.22	3.31	3.14	3.29	3.24
Efficiency Ratio (1)	43.9	42.0	42.3	42.4	45.1
Adjusted Efficiency Ratio (1)	41.5	41.5	41.7	41.3	42.0
Noninterest Expense to Average Assets (Annualized)	1.58	1.50	1.42	1.53	1.58
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.49	1.48	1.40	1.49	1.47
Loan to Deposit Ratio	95.0	95.3	99.4
Core Deposits to Total Deposits (3)	83.3	81.2	77.1
Tangible Common Equity to Tangible Assets (1)	8.81	9.10	9.46

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	10.96%	10.57%	11.24%
Common Equity Tier 1 Risk-based Capital Ratio	11.88	11.24	12.60
Tier 1 Risk-based Capital Ratio	11.88	11.24	12.60
Total Risk-based Capital Ratio	13.13	12.49	13.85

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	10.70%	9.08%	9.83%
Common Equity Tier 1 Risk-based Capital Ratio	9.47	9.67	11.03
Tier 1 Risk-based Capital Ratio	11.65	9.67	11.03
Total Risk-based Capital Ratio	15.93	13.49	15.45

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2021	2021	2021	2020	2020
Selected Balance Sheet Data
Total Assets	$3,389,125	$3,162,612	$3,072,359	$2,927,345	$2,774,564
Total Loans, Gross	2,712,012	2,594,186	2,426,123	2,326,428	2,259,228
Allowance for Loan Losses	38,901	37,591	35,987	34,841	31,381
Goodwill and Other Intangibles	3,153	3,200	3,248	3,296	3,344

Deposits	2,854,157	2,720,906	2,638,654	2,501,636	2,273,044
Tangible Common Equity (1)	298,135	287,630	275,923	262,109	262,088
Total Shareholders' Equity	367,803	290,830	279,171	265,405	265,432
Average Total Assets - Quarter-to-Date	3,332,301	3,076,712	2,940,262	2,816,032	2,711,755
Average Shareholders' Equity - Quarter-to-Date	330,604	286,311	272,729	265,716	263,195

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Selected Income Statement Data
Interest Income	$33,517	$31,147	$28,493	$95,104	$84,127
Interest Expense	4,844	4,859	6,814	14,748	21,004
Net Interest Income	28,673	26,288	21,679	80,356	63,123
Provision for Loan Losses	1,300	1,600	3,750	4,000	8,850
Net Interest Income after Provision for Loan Losses	27,373	24,688	17,929	76,356	54,273
Noninterest Income	1,410	1,603	1,157	4,021	4,853
Noninterest Expense	13,236	11,477	9,672	35,636	30,129
Income Before Income Taxes	15,547	14,814	9,414	44,741	28,997
Provision for Income Taxes	4,038	3,821	2,240	11,568	6,782
Net Income	$11,509	$10,993	$7,174	$33,173	$22,215

Income Statement

Net Interest Income

Net interest income was $28.7 million for the third quarter of 2021, an increase of $2.4 million, or 9.1%, from $26.3 million in the second quarter of 2021, and an increase of $7.0 million, or 32.3%, from $21.7 million in the third quarter of 2020. The linked-quarter and year-over-year increases in net interest income were primarily due to robust growth in average interest earning assets, lower rates paid on deposits, and the recognition of PPP loan origination fees, offset partially by declining yields on loans. Average interest earning assets were $3.23 billion for the third quarter of 2021, an increase of $214.9 million, or 7.1%, from $3.02 billion for the second quarter of 2021, and an increase of $578.4 million, or 21.8%, from $2.66 billion for the third quarter of 2020. The linked-quarter increase in average interest earning assets was primarily due to increased cash balances and continued strong organic growth in the loan portfolio, offset partially by the payoff of PPP loans. The year-over-year increase in average interest earning assets was primarily due to increased cash balances, continued purchases of investment securities, and strong organic growth in the loan portfolio, offset partially by the payoff of PPP loans.

Net interest margin (on a fully tax-equivalent basis) for the third quarter of 2021 was 3.54%, a 2 basis point increase from 3.52% in the second quarter of 2021, and a 26 basis point increase from 3.28% in the third quarter of 2020. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, for the third quarter of 2021 was 3.22%, a 9 basis point decline from 3.31% in the second quarter of 2021, and an 8 basis point increase from 3.14% in the third quarter of 2020. Even though the capital raises during the quarter increased capital levels to support future growth, it is worth noting the net proceeds in the near-term compounded excess liquidity and negatively affected the net interest margin by 6 basis points.

While the origination volume of PPP loans earning 1.00% has negatively impacted net interest margin, the recognition of fees associated with the originations has benefited net interest margin for each of the past four quarters. The SBA has been forgiving PPP loans, which has accelerated the recognition of PPP fees starting in the fourth quarter of 2020 and continuing into the third quarter of 2021. The Company recognized $1.6 million of PPP origination fees during the third quarter of 2021, compared to $1.4 million during the second quarter of 2021. The elevated fee recognition is illustrated in the 9.15% PPP loan yield for the third quarter of 2021, compared to 4.75% for the second quarter of 2021.

The following table summarizes PPP loan originations and net origination fees as of September 30, 2021:

	Originated		Outstanding		Program Lifetime
	Number	Principal	Number	Principal	Net Origination	Net Origination
(dollars in thousands)	of Loans	Balance	of Loans	Balance	Fees Generated	Fees Earned
Round One PPP Loans	1,200	$181,600	72	$6,715	$5,706	$5,624
Round Two PPP Loans	651	78,386	301	47,475	3,544	1,769
Totals	1,851	$259,986	373	$54,190	$9,250	$7,393

Interest income was $33.5 million for the third quarter of 2021, an increase of $2.4 million, or 7.6%, from $31.1 million in the second quarter of 2021, and an increase of $5.0 million, or 17.6%, from $28.5 million in the third quarter of 2020. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.14% in the third quarter of 2021, compared to 4.17% in the second quarter of 2021, and 4.30% in the third quarter of 2020. The linked-quarter decrease in the yield on interest earning assets was primarily due to excess cash balances and the historically low interest rate environment resulting in a lower core loan yield, offset partially by $1.6 million of PPP loan origination fees. The year-over-year decline in the yield on interest earning assets was primarily due to excess cash balances and the historically low interest rate environment resulting in lower loan and security yields.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 4.51% in the third quarter of 2021, which was 3 basis points lower than 4.54% in the second quarter of 2021, and 42 basis points lower than 4.93% in the third quarter of 2020. While loan fees have maintained a relatively stable contribution to the aggregate loan yield, the historically low yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Interest	4.28%	4.37%	4.50%	4.59%	4.69%
Fees	0.23	0.17	0.22	0.28	0.24
Yield on Loans, Excluding PPP Loans	4.51%	4.54%	4.72%	4.87%	4.93%

Interest expense was $4.8 million for the third quarter of 2021, a decrease of $15,000, or 0.3%, from $4.9 million in the second quarter of 2021, and a decrease of $2.0 million, or 28.9%, from $6.8 million in the third quarter of 2020. The cost of interest bearing liabilities declined 8 basis points on a linked-quarter basis from 0.96% in the second quarter of 2021 to 0.88% in the third quarter of 2021, primarily due to lower rates paid on deposits, offset partially by additional subordinated debentures. On a year-over-year basis, the cost of interest bearing liabilities decreased 62 basis points from 1.50% in the third quarter of 2020 to 0.88% in the third quarter of 2021, primarily due to lower rates paid on deposits, the payoff of the Company’s notes payable, and the early extinguishment of $94.0 million of longer term FHLB advances, offset partially by strong growth of interest bearing deposits and additional subordinated debentures.

Interest expense on deposits was $3.4 million for the third quarter of 2021, a decrease of $96,000, or 2.7%, from $3.5 million in the second quarter of 2021, and a decrease of $1.4 million, or 29.4%, from $4.8 million in the third quarter of 2020. The cost of total deposits declined 6 basis points on a linked-quarter basis from 0.54% in the second quarter of 2021, and declined 39 basis points on a year-over-year basis from 0.87% in the third quarter of 2020, to 0.48% in the third quarter of 2021, primarily due to deposit rate cuts consistent with a lower rate environment and the continued downward repricing of time deposits.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020 is as follows:

	For the Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$187,405	$67	0.14%	$88,067	$33	0.15%	$101,787	$42	0.16%
Investment Securities:
Taxable Investment Securities	314,367	1,751	2.21	314,049	1,647	2.10	256,808	1,389	2.15
Tax-Exempt Investment Securities (1)	71,801	737	4.07	77,029	842	4.38	82,579	900	4.33
Total Investment Securities	386,168	2,488	2.56	391,078	2,489	2.55	339,387	2,289	2.68
Paycheck Protection Program Loans (2)	76,006	1,753	9.15	149,312	1,767	4.75	181,397	1,173	2.57
Loans (1)(2)	2,579,021	29,348	4.51	2,384,759	27,011	4.54	2,025,410	25,081	4.93
Total Loans	2,655,027	31,101	4.65	2,534,071	28,778	4.56	2,206,807	26,254	4.73
Federal Home Loan Bank Stock	5,701	68	4.65	6,221	54	3.51	7,901	127	6.38
Total Interest Earning Assets	3,234,301	33,724	4.14%	3,019,437	31,354	4.17%	2,655,882	28,712	4.30%
Noninterest Earning Assets	98,000			57,275			55,873
Total Assets	$3,332,301			$3,076,712			$2,711,755
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$479,580	$562	0.47%	$421,132	$520	0.50%	$306,162	$400	0.52%
Savings and Money Market Deposits	801,354	904	0.45	764,632	940	0.49	501,246	1,106	0.88
Time Deposits	318,222	928	1.16	332,346	1,075	1.30	369,975	1,899	2.04
Brokered Deposits	440,167	1,023	0.92	379,768	978	1.03	419,744	1,435	1.36
Total Interest Bearing Deposits	2,039,323	3,417	0.66	1,897,878	3,513	0.74	1,597,127	4,840	1.21
Federal Funds Purchased	—	—	—	9,932	6	0.24	152	—	0.33
Notes Payable	—	—	—	—	—	—	11,500	108	3.74
FHLB Advances	54,130	213	1.56	57,500	228	1.59	129,457	748	2.30
Subordinated Debentures	91,337	1,214	5.27	73,862	1,112	6.04	73,649	1,118	6.04
Total Interest Bearing Liabilities	2,184,790	4,844	0.88%	2,039,172	4,859	0.96%	1,811,885	6,814	1.50%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	784,148			732,299			615,214
Other Noninterest Bearing Liabilities	32,759			18,930			21,461
Total Noninterest Bearing Liabilities	816,907			751,229			636,675
Shareholders' Equity	330,604			286,311			263,195
Total Liabilities and Shareholders' Equity	$3,332,301			$3,076,712			$2,711,755
Net Interest Income / Interest Rate Spread		28,880	3.26%		26,495	3.21%		21,898	2.80%
Net Interest Margin (3)			3.54%			3.52%			3.28%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(207)			(207)			(219)
Net Interest Income		$28,673			$26,288			$21,679

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $1.3 million for the third quarter of 2021, a decrease of $300,000 from $1.6 million for the second quarter of 2021, and a decrease of $2.5 million from $3.8 million for the third quarter of 2020. The provision recorded in the third quarter of 2021 was attributable to growth of the loan portfolio. The allowance for loan losses to total loans was 1.43% at September 30, 2021, compared to 1.45% at June 30, 2021, and 1.39% at September 30, 2020. The allowance for loan losses to total loans, excluding PPP loans, was 1.46% at September 30, 2021, compared to 1.50% at June 30, 2021, and 1.51% at September 30, 2020.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Balance at Beginning of Period	$37,591	$35,987	$27,633	$34,841	$22,526
Provision for Loan Losses	1,300	1,600	3,750	4,000	8,850
Charge-offs	(20)	(3)	(6)	(37)	(54)
Recoveries	30	7	4	97	59
Balance at End of Period	$38,901	$37,591	$31,381	$38,901	$31,381

Noninterest Income

Noninterest income was $1.4 million for the third quarter of 2021, a decrease of $193,000 from $1.6 million for the second quarter of 2021, and an increase of $253,000 from $1.2 million for the third quarter of 2020. The linked-quarter decrease was primarily due to decreased gains on sales of securities, offset partially by an increase in letter of credit fees. The year-over-year increase was primarily due to increased letter of credit fees and bank-owned life insurance income.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Noninterest Income:
Customer Service Fees	$268	$231	$200	$733	$575
Net Gain on Sales of Securities	48	702	109	750	1,473
Letter of Credit Fees	577	231	487	1,135	1,026
Debit Card Interchange Fees	143	141	119	414	310
Swap Fees	—	—	—	—	907
Other Income	374	298	242	989	562
Totals	$1,410	$1,603	$1,157	$4,021	$4,853

Noninterest Expense

Noninterest expense was $13.2 million for the third quarter of 2021, an increase of $1.8 million from $11.5 million for the second quarter of 2021, and an increase of $3.6 million from $9.7 million for the third quarter of 2020. The increase in both periods was primarily due to increases in salaries and employee benefits, professional and consulting fees, marketing and advertising, and $582,000 of prepayment fees associated with a partial early redemption of $11.3 million of subordinated debentures issued in July 2017. The linked-quarter increase in salaries and employee benefits reflects both annual merit increases and a full quarter of salaries expense related to the significant net FTE growth experienced during the second quarter of 2021.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Noninterest Expense:
Salaries and Employee Benefits	$8,309	$7,512	$6,550	$22,923	$19,352
Occupancy and Equipment	942	980	894	2,977	2,279
FDIC Insurance Assessment	355	290	160	960	518
Data Processing	325	300	267	916	734
Professional and Consulting Fees	708	552	492	1,804	1,400
Information Technology and Telecommunications	598	549	385	1,609	977
Marketing and Advertising	418	314	94	1,018	645
Intangible Asset Amortization	48	47	48	143	143
Amortization of Tax Credit Investments	152	140	145	410	592
Debt Prepayment Fees	582	—	—	582	1,430
Other Expense	799	793	637	2,294	2,059
Totals	$13,236	$11,477	$9,672	$35,636	$30,129

The Company continues to make hires, reaching 219 full-time equivalent employees at September 30, 2021, compared to 214 employees at June 30, 2021, and 180 employees at September 30, 2020.

The efficiency ratio, a non-GAAP financial measure, was 43.9% for the third quarter of 2021, compared to 42.0% for the second quarter of 2021, and 42.3% for the third quarter of 2020. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 41.5% for the third quarter of 2021, 41.5% for the second quarter of 2021 and 41.7% for the third quarter of 2020. The efficiencies of the Company’s “branch-light” model have positioned the Company well, and going forward, provide more flexibility for the Company to make significant investments in technology as the industry adapts to evolving client behavior.

Income Taxes

The effective combined federal and state income tax rate for the third quarter of 2021 was 26.0%, an increase from 25.8% for the second quarter of 2021 and an increase from 23.8% for the third quarter of 2020. The effective combined federal and state income tax rate for the nine months ended September 30, 2021 was 25.9%, compared to 23.4% for the nine months ended September 30, 2020.

Balance Sheet

Total assets at September 30, 2021 were $3.39 billion, a 7.2% increase from $3.16 billion at June 30, 2021, and a 22.1% increase from $2.77 billion at September 30, 2020. The linked-quarter increase in total assets was primarily due to strong organic loan growth and increased on-balance sheet liquidity. The year-over-year increase in total assets was primarily due to increased cash balances, robust organic loan growth, as well as continued purchases of investment securities.

Total gross loans at September 30, 2021 were $2.71 billion, an increase of $117.8 million, or 4.5%, over total gross loans of $2.59 billion at June 30, 2021, and an increase of $452.8 million, or 20.0%, over total gross loans of $2.26 billion at September 30, 2020. The increase in the loan portfolio during the third quarter of 2021 was primarily due to growth in the commercial, multifamily and CRE nonowner occupied segments, offset partially by the payoff of PPP loans. When excluding the PPP loans altogether, gross loans grew $162.7 million during the third quarter of 2021, or 25.9% on an annualized basis. The Company's continued strong loan growth has been driven by the expansion of the talented lending teams, PPP-related client acquisition opportunities, the strong and growing brand of the Bank in the Twin Cities market and the M&A-related market disruption in the Twin Cities resulting in client and banker acquisition opportunities.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
(dollars in thousands)
Commercial	$350,081	$321,474	$301,023	$304,220	$287,254
Paycheck Protection Program	54,190	99,072	163,258	138,454	181,596
Construction and Land Development	257,167	251,573	193,372	170,217	175,882
Real Estate Mortgage:
1 - 4 Family Mortgage	290,535	277,943	294,964	294,479	286,089
Multifamily	865,172	790,275	665,415	626,465	585,814
CRE Owner Occupied	101,834	87,507	79,665	75,604	75,963
CRE Nonowner Occupied	786,271	758,101	720,396	709,300	660,058
Total Real Estate Mortgage Loans	2,043,812	1,913,826	1,760,440	1,705,848	1,607,924
Consumer and Other	6,762	8,241	8,030	7,689	6,572
Total Loans, Gross	2,712,012	2,594,186	2,426,123	2,326,428	2,259,228
Allowance for Loan Losses	(38,901)	(37,591)	(35,987)	(34,841)	(31,381)
Net Deferred Loan Fees	(10,199)	(11,450)	(11,273)	(9,151)	(10,367)
Total Loans, Net	$2,662,912	$2,545,145	$2,378,863	$2,282,436	$2,217,480

Total deposits at September 30, 2021 were $2.85 billion, an increase of $133.3 million, or 4.9%, over total deposits of $2.72 billion at June 30, 2021, and an increase of $581.1 million, or 25.6%, over total deposits of $2.27 billion at September 30, 2020. Deposit growth in the third quarter of 2021 was primarily due to an increase in noninterest bearing and interest bearing transaction deposits and savings and money market deposits, offset partially by a decline in time deposits and brokered deposits. Similar to the loan portfolio, the growth in core deposits has been a result of successful new client and banker acquisition initiatives and the strong, growing brand of the Bank in the Twin Cities market.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$846,490	$758,023	$712,999	$671,903	$685,773
Interest Bearing Transaction Deposits	488,785	432,123	433,344	366,290	322,253
Savings and Money Market Deposits	791,861	761,485	791,583	657,617	498,397
Time Deposits	309,824	321,857	344,581	353,543	363,897
Brokered Deposits	417,197	447,418	356,147	452,283	402,724
Total Deposits	$2,854,157	$2,720,906	$2,638,654	$2,501,636	$2,273,044

Capital

On July 8, 2021, the Company announced the completion of a private placement of $30.0 million in aggregate principal amount of 3.25% fixed-to-floating rate subordinated debentures due 2031. The Company intends to use the net proceeds of the private placement for general corporate purposes, including support for organic growth plans, support for bank level capital ratios and possible redemption or repurchase of outstanding indebtedness.

In July of 2021, the Company redeemed $11.3 million of the $25.0 million outstanding of its fixed-to-floating rate subordinated debentures due in 2027. The early redemption of the subordinated debentures was recorded as a loss on the extinguishment of subordinated debt, included in noninterest expense, in the amount of $582,000, consisting of $532,000 in prepayment penalties and $50,000 in unamortized issuance costs.

On August 17, 2021, the Company announced the closing of its underwritten public offering of 2,400,000 depositary shares, each representing a 1/100th interest in a share of the Company’s 5.875% Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”). On August 20, 2021, the underwriters of the offering exercised in full their option to purchase 360,000 additional depositary shares to cover over-allotments. As a result, the gross proceeds from the offering totaled $69.0 million. The Company intends to use the net proceeds from the offering for general corporate purposes, including support for organic growth plans, support for bank level capital ratios and possible redemption or repurchase of outstanding indebtedness. On October 26, 2021, the Company’s Board of Directors declared a quarterly cash dividend on the Series A Preferred Stock, payable on December 1, 2021 to shareholders of record on the Series A Preferred Stock at the close of business on November 15, 2021.

Total shareholders’ equity at September 30, 2021 was $367.8 million, an increase of $77.0 million, or 26.5%, over total shareholders’ equity of $290.8 million at June 30, 2021, and an increase of $102.4 million, or 38.6%, over total shareholders’ equity of $265.4 million at September 30, 2020. The linked-quarter increase was due to net income retained and the issuance of preferred stock, offset partially by stock repurchases made under the Company’s stock repurchase program. The year-over-year increase was due to net income retained, the issuance of preferred stock and an increase in unrealized gains in the securities and derivatives portfolios, offset partially by stock repurchases made under the Company’s stock repurchase program. The consolidated tier 1 leverage ratio increased to 10.70% at September 30, 2021, compared to 9.08% at June 30, 2021, primarily due to the preferred stock issuance.

Strong earnings and capital growth coupled with better asset quality visibility as loan modifications expired, supported management’s decision to resume repurchases under the Company’s stock repurchase program. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock repurchase program in this fluid economic environment. During the third quarter of 2021, the Company repurchased 126,507 shares of its common stock. Shares were repurchased at a weighted average price of $16.11 for a total of $2.0 million.

Tangible book value per share, a non-GAAP financial measure, was $10.62 as of September 30, 2021, an increase of 3.9% from $10.22 as of June 30, 2021, and an increase of 16.4% from $9.13 as of September 30, 2020. Tangible common equity as a percentage of tangible assets, a non-GAAP financial measure, was 8.81% at September 30, 2021, compared to 9.10% at June 30, 2021.

Asset Quality

Annualized net charge-offs as a percent of average loans for the third quarter of 2021 were 0.00%, consistent with 0.00% for the second quarter of 2021 and the third quarter of 2020. At September 30, 2021, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $734,000, or 0.02% of total assets, as compared to $761,000, or 0.02% of total assets at June 30, 2021, and $433,000 or 0.02% of total assets at September 30, 2020.

The Company has increased oversight and analysis of all segments of the loan portfolio in response to the COVID-19 pandemic, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. Loans that have potential weaknesses that warrant a watchlist risk rating at September 30, 2021 totaled $67.4 million, compared to $56.7 million at June 30, 2021, and $50.9 million at September 30, 2020. As the COVID-19 pandemic continues to evolve, the length and extent of the economic uncertainty may result in further watchlist or adverse classifications in the loan portfolio. Loans that warranted a substandard risk rating at September 30, 2021 totaled $7.7 million, compared to $7.2 million at June 30, 2021, and $16.1 million at September 30, 2020.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2021	2021	2021	2020	2020
Selected Asset Quality Data
Loans 30-89 Days Past Due	$18	$—	$—	$13	$458
Loans 30-89 Days Past Due to Total Loans	0.00%	0.00%	0.00%	0.00%	0.02%
Nonperforming Loans	$734	$761	$770	$775	$433
Nonperforming Loans to Total Loans	0.03%	0.03%	0.03%	0.03%	0.02%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.03%	0.03%	0.03%	0.03%	0.02%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.03	0.03	0.03	0.03	0.02
Nonperforming Assets (1)	$734	$761	$770	$775	$433
Nonperforming Assets to Total Assets (1)	0.02%	0.02%	0.03%	0.03%	0.02%
Allowance for Loan Losses to Total Loans	1.43	1.45	1.48	1.50	1.39
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.46	1.50	1.59	1.59	1.51
Allowance for Loans Losses to Nonperforming Loans	5,299.86	4,939.68	4,673.64	4,495.61	7,247.34
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.00	0.00	(0.01)	0.08	0.00

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

The Company developed programs for clients who experienced business and personal disruptions due to the COVID-19 pandemic by providing interest-only modifications, loan payment deferrals, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic are not considered troubled debt restructurings. The Company had 13 modified loans totaling $35.4 million outstanding as of September 30, 2021, representing 1.3% of the total loan portfolio, excluding PPP loans, which is down slightly from 1.4% at June 30, 2021.

The following table presents a rollforward of loan modification activity, by modification type, from June 30, 2021 to September 30, 2021:

(dollars in thousands)	Interest-Only	Extended Amortization	Total
Principal Balance - June 30, 2021	$29,159	$4,778	$33,937
Modification Expired	(27,521)	(4,764)	(32,285)
Additional Modification Granted	18,313	4,764	23,077
New Modifications	10,623	—	10,623
Net Principal Advances (Payments)	23	(14)	9
Principal Balance - September 30, 2021	$30,597	$4,764	$35,361

About the Company

Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company. Bridgewater's banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and high-net-worth individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $3.4 billion and seven branches as of September 30, 2021, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.

Investor Relations Contact:

Justin Horstman

Director of Investor Relations

investorrelations@bwbmn.com

952-542-5169

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, including due to supply chain disruptions, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank

Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes, including changes to federal and state corporate tax rates; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events; potential impairment to the goodwill we recorded in connection with our past acquisition; changes to U.S. or state tax laws, regulations and guidance, including recent proposals to increase the federal corporate tax rate; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30,	December 31,	September 30,
	2021	2020	2020
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$189,502	$160,675	$91,510
Bank-Owned Certificates of Deposit	1,877	2,860	2,862
Securities Available for Sale, at Fair Value	413,149	390,629	373,955
Loans, Net of Allowance for Loan Losses of $38,901 at September 30, 2021 (unaudited), $34,841 at December 31, 2020 and $31,381 at September 30, 2020 (unaudited)	2,662,912	2,282,436	2,217,480
Federal Home Loan Bank (FHLB) Stock, at Cost	5,442	5,027	7,817
Premises and Equipment, Net	49,803	50,987	48,885
Accrued Interest	8,550	9,172	9,647
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	527	670	718
Other Assets	54,737	22,263	19,064
Total Assets	$3,389,125	$2,927,345	$2,774,564

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$846,490	$671,903	$685,773
Interest Bearing	2,007,667	1,829,733	1,587,271
Total Deposits	2,854,157	2,501,636	2,273,044
Notes Payable	—	11,000	11,500
FHLB Advances	47,500	57,500	127,500
Subordinated Debentures, Net of Issuance Costs	92,153	73,739	73,665
Accrued Interest Payable	1,656	1,615	2,082
Other Liabilities	25,856	16,450	21,341
Total Liabilities	3,021,322	2,661,940	2,509,132

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value; Authorized 10,000,000
Preferred Stock - Issued and Outstanding 2,760,000 Series A shares ($25 liquidation preference) at September 30, 2021 (unaudited), -0- at December 31, 2020 and -0- at September 30, 2020 (unaudited)	66,515	—	—
Common Stock- $0.01 par value; Authorized 75,000,000
Common Stock - Issued and Outstanding 28,066,822 at September 30, 2021 (unaudited), 28,143,493 at December 31, 2020 and 28,710,775 at September 30, 2020 (unaudited)	281	281	287
Additional Paid-In Capital	103,471	103,714	110,010
Retained Earnings	188,004	154,831	149,852
Accumulated Other Comprehensive Income	9,532	6,579	5,283
Total Shareholders' Equity	367,803	265,405	265,432
Total Liabilities and Equity	$3,389,125	$2,927,345	$2,774,564

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$31,049	$28,748	$26,224	$87,705	$77,250
Investment Securities	2,333	2,312	2,100	7,065	6,387
Other	135	87	169	334	490
Total Interest Income	33,517	31,147	28,493	95,104	84,127

INTEREST EXPENSE
Deposits	3,417	3,513	4,840	10,601	15,734
Notes Payable	—	—	108	61	334
FHLB Advances	213	228	748	669	2,839
Subordinated Debentures	1,214	1,112	1,118	3,411	1,990
Federal Funds Purchased	—	6	—	6	107
Total Interest Expense	4,844	4,859	6,814	14,748	21,004

NET INTEREST INCOME	28,673	26,288	21,679	80,356	63,123
Provision for Loan Losses	1,300	1,600	3,750	4,000	8,850

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	27,373	24,688	17,929	76,356	54,273

NONINTEREST INCOME
Customer Service Fees	268	231	200	733	575
Net Gain on Sales of Available for Sale Securities	48	702	109	750	1,473
Other Income	1,094	670	848	2,538	2,805
Total Noninterest Income	1,410	1,603	1,157	4,021	4,853

NONINTEREST EXPENSE
Salaries and Employee Benefits	8,309	7,512	6,550	22,923	19,352
Occupancy and Equipment	942	980	894	2,977	2,279
Other Expense	3,985	2,985	2,228	9,736	8,498
Total Noninterest Expense	13,236	11,477	9,672	35,636	30,129

INCOME BEFORE INCOME TAXES	15,547	14,814	9,414	44,741	28,997
Provision for Income Taxes	4,038	3,821	2,240	11,568	6,782
NET INCOME	$11,509	$10,993	$7,174	$33,173	$22,215

EARNINGS PER SHARE
Basic	$0.41	$0.39	$0.25	$1.18	$0.77
Diluted	0.40	0.38	0.25	1.14	0.76

	For the Nine Months Ended
	September 30, 2021			September 30, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$127,283	$134	0.14%	$80,186	$138	0.23%
Investment Securities:
Taxable Investment Securities	310,078	5,122	2.21	216,332	4,080	2.52
Tax-Exempt Investment Securities (1)	76,564	2,460	4.30	89,674	2,920	4.35
Total Investment Securities	386,642	7,582	2.62	306,006	7,000	3.06
Paycheck Protection Program Loans (2)	124,466	5,384	5.78	107,541	2,046	2.54
Loans (1)(2)	2,402,844	82,433	4.59	1,997,553	75,301	5.04
Total Loans	2,527,310	87,817	4.65	2,105,094	77,347	4.91
Federal Home Loan Bank Stock	5,658	200	4.71	9,541	352	4.93
Total Interest Earning Assets	3,046,893	95,733	4.20%	2,500,827	84,837	4.53%
Noninterest Earning Assets	70,968			50,118
Total Assets	$3,117,861			$2,550,945
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$422,000	$1,504	0.48%	$275,303	$1,207	0.58%
Savings and Money Market Deposits	763,646	2,853	0.50	518,648	4,338	1.12
Time Deposits	331,664	3,269	1.32	378,133	6,199	2.19
Brokered Deposits	407,680	2,975	0.98	319,615	3,990	1.67
Total Interest Bearing Deposits	1,924,990	10,601	0.74	1,491,699	15,734	1.41
Federal Funds Purchased	3,311	6	0.24	8,302	107	1.73
Notes Payable	2,216	61	3.66	12,000	334	3.72
FHLB Advances	56,364	669	1.59	165,088	2,839	2.30
Subordinated Debentures	79,723	3,411	5.72	43,318	1,990	6.14
Total Interest Bearing Liabilities	2,066,604	14,748	0.95%	1,720,407	21,004	1.63%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	731,269			554,513
Other Noninterest Bearing Liabilities	23,228			19,632
Total Noninterest Bearing Liabilities	754,497			574,145
Shareholders' Equity	296,760			256,393
Total Liabilities and Shareholders' Equity	$3,117,861			$2,550,945
Net Interest Income / Interest Rate Spread		80,985	3.25%		63,833	2.90%
Net Interest Margin (3)			3.55%			3.41%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(629)			(710)
Net Interest Income		$80,356			$63,123

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Pre-Provision Net Revenue
Noninterest Income	$1,410	$1,603	$1,157	$4,021	$4,853
Less: Gain on sales of Securities	(48)	(702)	(109)	(750)	(1,473)
Total Operating Noninterest Income	1,362	901	1,048	3,271	3,380
Plus: Net Interest Income	28,673	26,288	21,679	80,356	63,123
Net Operating Revenue	$30,035	$27,189	$22,727	$83,627	$66,503

Noninterest Expense	$13,236	$11,477	$9,672	$35,636	$30,129
Less: Amortization of Tax Credit Investments	(152)	(140)	(145)	(410)	(592)
Less: Debt Prepayment Fees	(582)	—	—	(582)	(1,430)
Total Operating Noninterest Expense	$12,502	$11,337	$9,527	$34,644	$28,107

Pre-Provision Net Revenue	$17,533	$15,852	$13,200	$48,983	$38,396

Plus:
Non-Operating Revenue Adjustments	48	702	109	750	1,473
Less:
Provision for Loan Losses	1,300	1,600	3,750	4,000	8,850
Non-Operating Expense Adjustments	734	140	145	992	2,022
Provision for Income Taxes	4,038	3,821	2,240	11,568	6,782
Net Income	$11,509	$10,993	$7,174	$33,173	$22,215

Average Assets	$3,332,301	$3,076,712	$2,711,755	$3,117,861	$2,550,945
Pre-Provision Net Revenue Return on Average Assets	2.09%	2.07%	1.94%	2.10%	2.01%

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Core Net Interest Margin
Net Interest Income (Tax-Equivalent Basis)	$28,880	$26,495	$21,898	$80,985	$63,833
Less: Loan Fees	(1,487)	(1,023)	(1,198)	(3,712)	(3,769)
Less: PPP Interest and Fees	(1,753)	(1,767)	(1,173)	(5,384)	(2,046)
Core Net Interest Income	$25,640	$23,705	$19,527	$71,889	$58,018

Average Interest Earning Assets	3,234,301	3,019,437	2,655,882	3,046,893	2,500,827
Less: Average PPP Loans	(76,006)	(149,312)	(181,397)	(124,466)	(107,541)
Core Average Interest Earning Assets	$3,158,295	$2,870,125	$2,474,485	$2,922,427	$2,393,286
Core Net Interest Margin	3.22%	3.31%	3.14%	3.29%	3.24%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Efficiency Ratio
Noninterest Expense	$13,236	$11,477	$9,672	$35,636	$30,129
Less: Amortization of Intangible Assets	(48)	(47)	(48)	(143)	(143)
Adjusted Noninterest Expense	$13,188	$11,430	$9,624	$35,493	$29,986
Net Interest Income	28,673	26,288	21,679	80,356	63,123
Noninterest Income	1,410	1,603	1,157	4,021	4,853
Less: Gain on Sales of Securities	(48)	(702)	(109)	(750)	(1,473)
Adjusted Operating Revenue	$30,035	$27,189	$22,727	$83,627	$66,503
Efficiency Ratio	43.9%	42.0%	42.3%	42.4%	45.1%

Adjusted Efficiency Ratio
Noninterest Expense	$13,236	$11,477	$9,672	$35,636	$30,129
Less: Amortization of Tax Credit Investments	(152)	(140)	(145)	(410)	(592)
Less: Debt Prepayment Fees	(582)	—	—	(582)	(1,430)
Less: Amortization of Intangible Assets	(48)	(47)	(48)	(143)	(143)
Adjusted Noninterest Expense	$12,454	$11,290	$9,479	$34,501	$27,964
Net Interest Income	28,673	26,288	21,679	80,356	63,123
Noninterest Income	1,410	1,603	1,157	4,021	4,853
Less: Gain on Sales of Securities	(48)	(702)	(109)	(750)	(1,473)
Adjusted Operating Revenue	$30,035	$27,189	$22,727	$83,627	$66,503
Adjusted Efficiency Ratio	41.5%	41.5%	41.7%	41.3%	42.0%

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Adjusted Noninterest Expense to Average Assets (Annualized)
Noninterest Expense	$13,236	$11,477	$9,672	$35,636	$30,129
Less: Amortization of Tax Credit Investments	(152)	(140)	(145)	(410)	(592)
Less: Debt Prepayment Fees	(582)	—	—	(582)	(1,430)
Adjusted Noninterest Expense	$12,502	$11,337	$9,527	$34,644	$28,107

Average Assets	$3,332,301	$3,076,712	$2,711,755	$3,117,861	$2,550,945
Adjusted Noninterest Expense to Average Assets (Annualized)	1.49%	1.48%	1.40%	1.49%	1.47%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Total Shareholders' Equity	$367,803	$290,830	$265,432
Less: Preferred Stock	(66,515)	—	—
Total Common Shareholders' Equity	301,288	290,830	265,432
Less: Intangible Assets	(3,153)	(3,200)	(3,344)
Tangible Common Equity	$298,135	$287,630	$262,088

Total Assets	$3,389,125	$3,162,612	$2,774,564
Less: Intangible Assets	(3,153)	(3,200)	(3,344)
Tangible Assets	$3,385,972	$3,159,412	$2,771,220
Tangible Common Equity/Tangible Assets	8.81%	9.10%	9.46%

Tangible Book Value Per Share
Book Value Per Common Share	$10.73	$10.33	$9.25
Less: Effects of Intangible Assets	(0.11)	(0.11)	(0.12)
Tangible Book Value Per Common Share	$10.62	$10.22	$9.13

Return on Average Tangible Common Equity
Net Income	$11,509	$10,993	$7,174	$33,173	$22,215

Average Shareholders' Equity	$330,604	$286,311	$263,195	$296,760	$256,393
Less: Average Preferred Stock	(32,332)	—	—	(10,896)	—
Average Common Equity	298,272	286,311	263,195	285,864	256,393
Less: Effects of Average Intangible Assets	(3,180)	(3,228)	(3,371)	(3,227)	(3,418)
Average Tangible Common Equity	$295,092	$283,083	$259,824	$282,637	$252,975
Return on Average Tangible Common Equity	15.47%	15.58%	10.98%	15.69%	11.73%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Tangible Common Equity
Total Shareholders' Equity	$367,803	$290,830	$279,171	$265,405	$265,432
Less: Preferred Stock	(66,515)	—	—	—	—
Common Shareholders' Equity	301,288	290,830	279,171	265,405	265,432
Less: Intangible Assets	(3,153)	(3,200)	(3,248)	(3,296)	(3,344)
Tangible Common Equity	$298,135	$287,630	$275,923	$262,109	$262,088

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Adjusted Diluted Earnings Per Common Share
Net Income	$11,509	$10,993	$7,174	$33,173	$22,215
Add: Debt Prepayment Fees	582	—	—	582	1,430
Less: Tax Impact	(151)	—	—	(151)	(335)
Net Income, Excluding Impact of Debt Prepayment Fees	$11,940	$10,993	$7,174	$33,604	$23,310

Diluted Weighted Average Shares Outstanding	29,110,547	29,128,181	29,174,601	29,077,850	29,300,763
Adjusted Diluted Earnings Per Common Share	$0.41	$0.38	$0.25	$1.16	$0.80